Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Amendment No. 1 to the Registration Statement on Form F-1 of our report dated January 30, 2024, with respect to the consolidated balance sheets of Universe Pharmaceuticals INC and its subsidiaries as of September 30, 2023 and 2022, and the related consolidated statements of income and comprehensive income, changes in shareholders’ equity and cash flows for the years ended September 30, 2023, 2022 and 2021. We also consent to the reference to our firm under the heading “Experts” in the Registration Statement.

/s/ YCM CPA, Inc.

PCAOB ID 6781
Irvine, California
May 14, 2024